Exhibit 99.1

BCTG Acquisition Corp., Sponsored by Boxer Capital, LLC, Announces Closing of $166.8 Million Initial Public Offering, Including the Full Exercise of the Underwriter’s Option to Purchase Additional Shares

SAN DIEGO— BCTG Acquisition Corp. (Nasdaq: BCTG) (the “Company”) announced today that on September 8, 2020 it closed its initial public offering of 16,675,000 shares of common stock, including 2,175,000 shares issued pursuant to the full exercise by the underwriter of its over-allotment option. The offering was priced at $10.00 per share, resulting in gross proceeds of $166,750,000.

The Company is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses in the biotechnology sector. While the Company may pursue an initial business combination target in any therapeutic area, it intends to focus on opportunities in targeted oncology. The Company, sponsored by Boxer Capital, LLC, is led by Aaron Davis as Chief Executive Officer and Chairman, Christopher Fuglesang as President, Michael Beauchamp as Chief Financial Officer and Andrew Ellis as Chief Operating Officer.

The Company’s common stock began trading on The Nasdaq Capital Market under the ticker symbol “BCTG” on September 3, 2020.

SVB Leerink is acting as sole bookrunning manager for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from: SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 1-800-808-7525, ext. 6218, or by email at syndicate@svbleerink.com.

Registration statements relating to these securities became effective on September 2, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus for the Company’s offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

BCTG Acquisition Corp.

Christina Martinez

(858) 400-3132